Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Lyell Immunopharma, Inc. for the registration of 3,753,752 shares of its common stock, and to the incorporation by reference therein of our report dated March 11, 2025, with respect to the consolidated financial statements of Lyell Immunopharma, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

August 12, 2025